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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment") is made as of the 5th day of March, 1999 by and between Fidelity Leasing, Inc., a Pennsylvania corporation (the "Company") and ABRAHAM BERNSTEIN (the "Executive")

         WHEREAS, Executive and the Company entered into an Employment Agreement dated as of March 5, 1996 (the "Agreement); and

         WHEREAS, Executive and the Company wish to extend and amend the Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and this Amendment, the adequacy of which is hereby acknowledged, intending to be legally bound, the Company and Executive agree as follows:

         1. Amendment to Paragraph 3.
            -------------------------

            Paragraph 3 of the Agreement is amended to provide in full as follows:

            "The term of employment of Executive under the Agreement shall commence as of the date hereof and unless sooner terminated pursuant to Paragraph 6, shall continue in full force and effect until March 4, 2002 (such period referred to as the "Contract Period"). Such Contract Period shall be extended for additional one-year terms unless either Executive or Company shall have given notice to the contrary at least two months before each termination date."

         2. Amendments to Paragraph 4
            -------------------------

            (a) Subparagraph 4(a) of the Agreement is amended by adding the following sentence:

                "The Base Salary on and after March 5, 1999 shall be not less than Three Hundred Thousand Dollars ($300,000)."

            (b) Subparagraph 4(b) of the Agreement is amended to provide in full as follows:

                "(b) Incentive Compensation Plan. During the period of
                     employment the Executive shall receive bonus payments equal to 2.75% of the net annual after-tax earnings of the
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                     Company, but not more than 2.0% of the pre-tax earnings of the Company if, and only if, the after-tax earnings of the Company equal or exceed 10% of the Shareholders' Equity at the end of the last prior fiscal year, except as modified below for quarters in which there are changes in Shareholder's Equity. After tax earnings shall mean the consolidated before-tax earnings of Newco determined by Newco's independent auditors in accordance with generally acceptable accounting principles consistently applied adjusted for the taxes that would be payable if Newco were a corporation that filed a separate tax return. Shareholders' Equity shall mean the amount shown as such on the Company's financial statements. In any year in which Shareholders' Equity changes (by virtue of sales or acquisitions of stock, retention of earnings or otherwise), Shareholders' Equity shall mean the average of such amount on the last day of each fiscal quarter. Payment of such bonus shall be made within fifteen (15) days of the receipt by the Company of its audited financial statement for the preceding fiscal year, but in no event later than 105 days after the end of the preceding fiscal year.

                     In addition to the above, if stock constituting control of the Company is sold, or if substantially all of the assets of the Company are sold, Executive shall be entitled to a bonus payment equal to the lesser of (i) one percent (1%) of the amount by which the net sales price of such stock or assets exceeds the book value of the Company's assets, or
                     (ii) One Million Five Hundred Thousand Dollars
                     ($1,500,000)."

         3. Amendments to Paragraph 5.
            --------------------------

            (a) Subparagraph 5(a) of the Agreement is amended by substituting
                "Seven Hundred Dollars ($700)" for "Six Hundred Seventeen Dollars ($617)."

            (b) Subparagraph 5(b) of the Agreement is amended by substituting
                "Seven Hundred Fifty Dollars ($750)" for "Five Hundred Dollars ($500)."


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         4. Amendment to Paragraph 6.
            -------------------------

            The following is added in subparagraph 6(e):

            (e) Following the earlier of (i) the expiration of the Contract Term
                (provided the Executive's employment has not been terminated under subparagraph 6(a), 6(b) or 6(c)) or (ii) the termination of this Agreement pursuant to subparagraph 6(d), Executive shall be entitled to payments for consulting services at the rate of One Hundred Thousand Dollars annually, payable monthly, for ten years. Such payments shall terminate upon Executive's death or upon his employment in any activity which, if it had occurred within the period set forth in Paragraph 9, would constitute a breach of the covenant not to compete set forth in said Paragraph 9.

         5. Amendment to Paragraph 10.
            --------------------------

            Delete the last sentence and substitute therefore the following:

            "In the case of a termination pursuant to Paragraph 6(b), or in the event Executive voluntarily terminates employment (other than termination for Good Reason) hereunder prior to the end of the term of this Agreement, as described in Paragraph 3, all unvested stock options shall be forfeited. In the case of termination other than
            (i) by operation of subparagraphs 6(a) or 6(c), or (ii) by the Company pursuant to subparagraph 6(b), or (iii) by Executive voluntarily (as described in the next preceding sentence), all unvested options issued pursuant to the Fidelity Leasing, Inc. 1996-1 Key Employee Stock Option Plan shall immediately vest upon such termination."

         6. Amendment to Paragraph 17.
            --------------------------

            Delete the address for notice to the Company and substitute the following therefore:

                           "If to Company:

                            Fidelity Leasing, Inc.
                            1255 Wrights Lane
                            West Chester, PA  19380

                            With a copy to:

                            Resource America, Inc.
                            1521 Locust Street
                            Suite 400
                            Philadelphia, PA  19102
                            Attn:  Edward E. Cohen, Chairman"

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         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first written above.

                                            FIDELITY LEASING, INC.



                                            By:
                                               ---------------------------------




                                            ------------------------------
                                                     ABRAHAM BERNSTEIN


                                            Resource America, Inc. hereby
                                            acknowledges its continuing
                                            obligation under Paragraph 12 of the
                                            Agreement.

                                            RESOURCE AMERICA, INC.



                                            By:
                                               ---------------------------------

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